Exhibit 10.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 15th day of April 2011, by and among Siberian Energy Group Inc., a Nevada corporation having an address at 330 Madison Avenue, 6th Floor, New York, New York 10017 (the “Company”) and Rare Minerals Corporation, a Nevada corporation having an address at 99-19 66 Road, unit 4D, Rego Park, New York, 11374 (“Rare”), and the persons executing this Agreement listed on the signature page hereto under the heading “Rare Shareholders” (referred to as the “Rare Shareholders”), each a “Party” and collectively the “Parties,” upon the following premises:

Premises.

WHEREAS, the Rare Shareholders own 32,600,000 shares of common stock, totaling one-hundred percent (100%) of the issued and outstanding shares of Rare;

WHEREAS, the Company is a publicly-held corporation organized under the laws of the State of Nevada whose common stock (the “Common Stock”) is quoted on the Over-The-Counter Bulletin Board under the symbol “SIBN”;

WHEREAS, Rare is a privately held corporation organized under the laws of the State of Nevada;

WHEREAS, the Company desires to acquire 100% of the issued and outstanding shares of  Rare in exchange for unissued shares of the Company’s common stock (the "Exchange Offer" or the “Exchange”), so that Rare will become a wholly-owned subsidiary of the Company; and

WHEREAS, the Rare Shareholders desire to exchange all of their shares in Rare in exchange for shares of authorized, but unissued shares of common stock of the Company.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF
RARE AND THE RARE SHAREHOLDERS

As an inducement to and to obtain the reliance of the Company, except as set forth on the Group Company Schedules (as hereinafter defined, which shall contain any exceptions or qualifications to the representations and warranties are set forth below), Rare and the Rare Shareholders represent and warrant as follows:

Section 1.01  Organization.  Rare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Rare has the corporate power and is duly authorized, qualified, under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualifications to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business.  Included in the Group Company Schedules are complete and correct copies of the Articles of Incorporation and Bylaws of Rare as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Rare’s Articles of Incorporation (or similar organizational documents) or Bylaws.  Rare has taken all actions required by law, its Articles of Incorporation (or similar organizational documents), or otherwise to authorize the execution and delivery of this Agreement.  Rare has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation (or similar organizational documents), and otherwise to consummate the transactions herein contemplated.

Section 1.02   Capitalization.

(a)           The authorized capitalization of Rare consists of 32,600,000 shares of common stock of which 32,600,000 shares are currently issued and outstanding.

(b)           All issued and outstanding shares of Rare are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03  Subsidiaries and Predecessor Corporations.  Rare does not have any predecessor corporation(s) and its only subsidiary is OOO Koklanovskoe, a Limited Liability Company, a wholly-owned subsidiary, incorporated under the laws of the Russian Federation (OGRN1104501004850, INN 4501161398) (the “Subsidiary” and collectively with Rare the “Group Company”) which is 100% owned by Rare.  The authorized Charter Capital of Subsidiary consists of 10,000 Russian Rubles which are currently fully issued, outstanding and are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.04  Other Information.

(a)           The Group Company has no liabilities with respect to the payment of any federal, provincial, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable or as provided in the Group Company Schedules.

(b)           The Group Company has filed all federal, provincial, state or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(c)           The books and records of the Group Company are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(d)           The Group Company has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise in excess of One Hundred Thousand Dollars ($100,000) except as disclosed in writing to the Company on Schedule 1.04, which liabilities in aggregate shall not exceed $100,000 in total, including payables, on the Closing Date.

Section 1.05  Information.  The information concerning the Group Company set forth in this Agreement and in the Group Company Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.06  Options, Warrants, Convertible Securities.  There are no existing options, warrants, calls, convertible securities or commitments of any character relating to the authorized and unissued stock of the Group Company.

Section 1.07  Absence of Certain Changes or Events.  Except as set forth in this Agreement or the  Group Company Schedules, since August 31, 2010:

(a)           There has not been (i) any material adverse change in the proposed business, operations, properties, assets, or condition of  the Group Company or (ii) any damage, destruction, or loss to  the Group Company (whether or not covered by insurance) materially and adversely affecting the business or financial condition of  the Group Company;

(b)            The Group Company has not (i) amended its Articles of Incorporation (or similar documents) or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of  the Group Company; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds Ten Thousand Dollars ($10,000); or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)            The Group Company has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) in excess of $100,000 except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities, and current liabilities incurred in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than One Hundred Thousand Dollars ($100,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than One Hundred Thousand Dollars ($100,000); or (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party if such amendment or termination is material, considering the business of  the Group Company, otherwise than in the ordinary course of business; and

(d)            To the best knowledge of the Rare Shareholders, the Group Company has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of the Group Company.

Section 1.08   The Group Company and Related Matters.  No third party has any right to, and the Group Company has not received any notice of infringement of or conflict with asserted rights of others with respect to, any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the proposed business, operations, financial condition, income, or business prospects of the Group Company or any material portion of its properties, assets, or rights.

Section 1.09   Litigation and Proceedings.  There are no actions, suits, or proceedings pending or, to the knowledge of the Shareholders after reasonable investigation, threatened by or against The Group Company or  its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  The Rare Shareholders do not have any knowledge of any material default with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

 Section 1.10  Contracts.

(a)           There are no material contracts, agreements, franchises, license agreements, debt instruments or other commitments to which the Group Company is a party or by which any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement and (ii) involves aggregate obligations of at least Twenty-Five Thousand Dollars ($25,000) unless otherwise disclosed pursuant to this Agreement) and other than the following "License", which the Rare Shareholders confirm and certify to the Company that the Subsidiary has sole right, title and ownership of, absent any liens or encumbrances of any kind - the license KUG00939TE for Koklanovskoe Molybdenum-Tungsten deposit in the Kurgan Region of the Russian Federation;

(b)           All contracts, agreements, franchises, license agreements, and other commitments, if any, to which the Group Company is a party and which are material to the operations or proposed operations of the Group Company taken as a whole are valid and enforceable by the Group Company in all material respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

 (c)           The Group Company is not a party to or bound by, and the properties of the Group Company are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of the Group Company; and

(d)           Except as included or described in the Group Company Schedules, the Group Company is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on thirty (30) days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which the Group Company is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one (1) year or providing for payments in excess of Ten Thousand Dollars ($10,000) in the aggregate; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of the Group Company.

Section 1.11  Material Contract Defaults.  The Group Company is not in default in any material respect under the terms of any outstanding material contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of the Group Company, including, but not limited to the License, and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which the Group Company has not taken adequate steps to prevent such a default from occurring.

Section 1.12   No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which the Group Company is a party or to which any of its properties (including the License) or operations are subject as of the date of this Agreement and/or as of the Closing Date.

Section 1.13  Governmental Authorizations.  Except as set forth in the Group Company Schedules, the Group Company  has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal, provincial and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Group Company and the Rare Shareholders of this Agreement and the consummation by the Group Company and the Rare Shareholders of the transactions contemplated hereby.

Section 1.14  Compliance With Laws and Regulations.  Except as set forth in the  Group Company Schedules, to the best of the knowledge of the  Rare Shareholders, the Group Company has complied with all applicable statutes and regulations of any federal, provincial, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Group Company or except to the extent that noncompliance would not result in the occurrence of any material liability for the Group Company or otherwise adversely affect the Licenses.

Section 1.15   Approval of Agreement.  The Directors of the Group Company shall have authorized the execution and delivery of this Agreement by the Group Company and approved this Agreement and the transactions contemplated hereby.

Section 1.16   Material Transactions or Affiliations.  Set forth in the Group Company Schedules is a description, if applicable, of every contract, agreement, or arrangement between the Group Company and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by any Rare Shareholder to own beneficially, five percent (5%) or more of the issued and outstanding common stock of Rare and which is to be performed in whole or in part after the date hereof or which was entered into not more than three (3) years prior to the date hereof. Except as disclosed in the Group Company Schedules or otherwise disclosed herein, no officer, director, or five percent (5%) shareholder of the Group Company has, or has had since January 1, 2009, any known interest, direct or indirect, in any transaction with The Group Company which was material to the business of The Group Company.  There are no commitments by The Group Company, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 1.17   The Group Company Schedules.  The Group Company will deliver to the Company the following schedules, if such schedules are applicable to the business of the Group Company, which are collectively referred to as the "The Group Company Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the principal executive officer of Rare as complete, true, and correct as of the date of this Agreement in all material respects, which schedules shall be delivered within 10 days following the execution of this Agreement:

(a)           a schedule containing complete and correct copies of the Bylaws, Articles of Incorporation or similar organizational documents of the Group Company in effect as of the date of this Agreement;

(b)           a schedule containing any Corporate Resolutions of the Shareholders of  The Group Company;

(c)           a schedule containing Minutes of meetings of the Board of Directors of the Group Company;

(d)           a schedule containing a list indicating the name and address of each shareholder of the Group Company together with the number of shares owned by him, her or it;

(e)           a schedule listing any and all federal, provincial, state and local tax identification numbers of the Group Company and containing complete and correct copies of all federal, provincial, state and local tax returns filed by the Group Company;

(f)           a schedule setting forth any other information, together with any required copies of documents, required to be disclosed by the Group Company.  Any fact known to be, or to the best knowledge of the Rare Shareholders or after reasonable investigation, reasonably believed to be, contrary to any of the representations, covenants, and warranties made in Article I are required to be disclosed in the  Group Company Schedules pursuant to this Section 1.17(f);

(g)           documentation reasonably acceptable to the Company confirming and documenting the Group Company's ownership of and right to the Licenses; and

(h)           a schedule of any and all limitations or qualifications or exceptions to the representations, covenants and warranties of the Group Company and the Rare Shareholders contained in Article 1 of this Agreement, if any.

The Group Company shall cause the Group Company Schedules and the instruments and data delivered to the Company hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.18   Valid Obligation.  This Agreement and all agreements and other documents executed by the Group Company and Rare Shareholders in connection herewith constitute the valid and binding obligation of the Group Company and Rare Shareholders, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 1.19   Acquisition of the Shares by the Rare Shareholders. The Rare Shareholders are acquiring the Shares (as defined in Section 3.01) for their own account without the participation of any other person and with the intent of holding the Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares, or any portion thereof, and not with a view to, or for resale in connection with, any distribution of the Shares, or any portion thereof. The Rare Shareholders have read, understood and consulted with their legal counsel regarding the limitations and requirements of Section 5 of the Securities Act of 1933, as amended (the “1933 Act”).  The Rare Shareholders will offer, sell, pledge, convey or otherwise transfer the Shares, or any portion thereof, only if: (i) pursuant to an effective registration statement under the 1933 Act and any and all applicable state securities or Blue Sky laws or in a transaction which is otherwise in compliance with the 1933 Act and such laws; or (ii) pursuant to a valid exemption from registration.

Section 1.20  Exemption from Registration.  The Exchange and the transactions contemplated thereby, meet an exemption from registration pursuant to Rule 506 of Regulation D promulgated under the 1933 Act or Regulation S.

Section 1.21.   Representations, Acknowledgements and Warranties of the Rare Shareholders. The Rare Shareholders represent, acknowledge and warrant the following to the Company, except as set forth on the Group Company Schedules (as hereinafter defined, which shall contain any exceptions or qualifications to the representations and warranties are set forth below), and agree that such representations, acknowledgements and warranties shall be automatically reconfirmed on the Closing Date:

(a) Each Rare Shareholder recognizes that the Shares have not been registered under the 1933 Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Shares is registered under the 1933 Act or unless an exemption from registration is available.  Each Rare Shareholder may not sell the Shares without registering them under the 1933 Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

(b) Each Rare Shareholder is acquiring the Shares for its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the Shares.  No one other than the Rare Shareholder will have any beneficial interest in said securities.  Each Rare Shareholder agrees to set forth the terms of its ownership, record address and tax id number if applicable on the Type of Ownership Form, attached hereto as Exhibit A;

(c) Each Rare Shareholder acknowledges that it:

a. is a “sophisticated investor”, and

b. has had an opportunity to and in fact has thoroughly reviewed the Company’s periodic report (Form 10-K and 10-Q) filings, current report filings (Form 8-K) and the audited and unaudited financial statements, risk factors, results of operations and related business disclosures described therein at http:///www. SEC. gov (“EDGAR”);  has had a reasonable opportunity to ask questions of and receive answers and to request additional relevant information from a person or persons acting on behalf of the Company regarding such information; and has no pending questions as of the date of this Agreement;

(d) Each Rare Shareholder has such knowledge and experience in financial and business matters such that the Rare Shareholder is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Shares;

(e) Each Rare Shareholder recognizes that an investment in the Company is a speculative venture and that the total amount of consideration tendered in connection with the Exchange Offer is placed at the risk of the business and may be completely lost.  The ownership of the Shares as an investment involves special risks;

(f) Each Rare Shareholder realizes that the Shares cannot readily be sold as they will be restricted securities and therefore the Shares must not be accepted in the Exchange Offer unless such Rare Shareholder has liquid assets sufficient to assure that such purchase will cause no undue financial difficulties and such Rare Shareholder can provide for current needs and possible personal contingencies;

(g) Each Rare Shareholder confirms and represents that it is able (i) to bear the economic risk of its investment, (ii) to hold the Shares for an indefinite period of time, and (iii) to afford a complete loss of its investment.  Each Rare Shareholder also represents that it has (i) adequate means of providing for its current needs and possible personal contingencies, and (ii) has no need for liquidity in this particular investment;

(h) All information which each Rare Shareholder has provided to the Company concerning such Rare Shareholder's financial position and knowledge of financial and business matters is correct and complete as of the date hereof, and if there should be any material change in such information prior to the Closing Date,  such Rare Shareholder will immediately provide the Company with such information;

(i) Each Rare Shareholder has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Shares for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Shares are a suitable investment for him, her, or it;

Each Rare Shareholder has not become aware of and has not been offered the Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Rare Shareholder’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising

Section 1.22.  Insider Trading.  Each Rare Shareholder certifies and confirms that it has not personally, nor through any third parties, purchased, nor caused to be purchased in the public marketplace any publicly-traded shares of the Company.  Each Rare Shareholder further certifies and confirms that it has not communicated the nature of the transactions contemplated herein, is not aware of any disclosure of non-public information regarding the Company or the transactions contemplated herein, and is not a party to any insider trading in the Company’s securities.  Each Rare Shareholder further certifies and confirms that it has not “tipped” any related parties nor third parties regarding the transactions contemplated herein, and/or advised any parties to purchase shares of the Company’s securities in the marketplace.

Section 1.23.   Subsidiary.  Rare is the sole legal and beneficial owner of the Koklanovskoe Participatory Interest through its 100% ownership of the Subsidiary.  The Subsidiary owns 100% of the exploration and production License.

Section 1.24.  License of Subsidiary.

(a)           The License is validly issued to the Subsidiary in accordance with applicable legislation.

(b)           The Subsidiary is the sole lawful holder of License and there is no encumbrance on, over or affecting the License, and there is no agreement or commitment to give or create any claim to be entitled to any right over or affecting the License.

(c)            The License is in full force and effect and has not been revoked, suspended or cancelled.

(d)           No revocation and/or suspension and/or cancellation procedure has been initiated with respect to the License.

(e)           All conditions to which the License are subject have been complied with in all respects; all filings if any in respect of the License have been made and all amounts due and payable in respect of the License have been paid.

(f)           The Subsidiary has neither breached any license requirements, including license agreements, with respect to the License to be complied with, nor has it received notifications from competent authorities stipulating that the Subsidiary is in breach of the license requirements with respect to the License.

(g)           No action or proceedings have been taken or threatened in writing which could result in the License being suspended or revoked.  The Subsidiary has not assigned or otherwise disposed or agreed to dispose of the License.

(h)           There are no material legal, administrative, regulatory or other disputes or proceedings taken or threatened by written notice by a competent authority relating to the License.

(i)           The Subsidiary is not in material breach of any order, decree or judgment of any competent authority, and the Subsidiary has not been notified in writing that any investigation or enquiry in respect of its affairs is being or has been conducted by any competent authority.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of the Rare Shareholders, except as set forth in the Company Schedules (as hereinafter defined), the Company represents and warrants as follows:

Section 2.01   Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted and as contemplated after the Exchange, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Company Schedules are complete and correct copies of the Articles of Incorporation and Bylaws (or similar organizational documents) of the Company as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company's Articles of Incorporation or Bylaws (or similar organizational documents).  The Company has taken all action required by law, its Articles of Incorporation, its Bylaws (or similar organizational documents), or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, Bylaws, (or similar organizational documents) or otherwise to consummate the transactions herein contemplated.

Section 2.02  Capitalization.  The Company is authorized to issue 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, and has approximately 667,659 shares of Common Stock outstanding as of the date of this Agreement and shall not issue any additional shares of Common Stock or preferred stock prior to Closing without the prior written consent of the Rare Shareholders.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03  Subsidiaries and Predecessor Corporations.  The Company does not have any predecessor corporation(s) or subsidiary(ies), except as set forth in the Company's EDGAR filings, and does not own, beneficially or of record, any shares of any other corporation, other than as set forth on Schedule 2.03 or set forth in the Company's EDGAR filings, attached hereto.

Section 2.04  Financial Statements.

(a)           The Company has no liabilities with respect to the payment of any federal, provincial, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(b)           The books and records, financial and otherwise, of the Company are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.  All financial statements are audited through December 31, 2010.

Section 2.05   Information.  The information concerning the Company set forth in this Agreement and the Company Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, the Company has fully disclosed in writing to Rare (through this Agreement, the Company's EDGAR filings or the Company Schedules) all information, relating to matters involving the Company or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than Twenty-Five Thousand Dollars ($25,000) liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of the Company or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on the Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06  Convertible Securities, Options or Warrants.  There are no existing convertible securities, options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of the Company, except as otherwise set forth in the Company Schedules and/or described in the Company’s EDGAR filings.

Section 2.07  Absence of Certain Changes or Events.  Except as disclosed in Schedule 2.07, set forth in the Company's EDGAR filings, or provided in writing to Rare, since the date of the Company’s December 31, 2010 balance sheet for the Company as otherwise set forth in the Company Schedules:

(a)           There has not been (i) any material adverse change in the business, operations, properties, assets or condition of the Company or (ii) any damage, destruction or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Company;

(b)           The Company has not and will not (i) amend its Articles of Incorporation or Bylaws (or similar organizational documents) except to complete the performance of the Company as set forth herein and it is acknowledged by Rare that they are aware of the recent amendment to the Company’s Articles of Incorporation providing for the reverse stock split; (ii) declare or make, or agree to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchase or redeem, or agree to purchase or redeem, any of its capital stock; (iii) waive any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company; (iv) make any material change in its method of management, operation, or accounting; (v) enter into any transaction or agreement other than in the ordinary course of business; (vi) make any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increase the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds Ten Thousand Dollars ($10,000); or (viii) make any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

(c)           The Company has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company.

Section 2.08  Title and Related Matters.  The Company has good and marketable title to all of its properties, inventory, interest in properties, and assets, real and personal, which are reflected in the most recent Company balance sheet or acquired after that date (except properties, inventory, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Company Schedules or EDGAR filings.  Except as set forth in the Company Schedules or EDGAR filings, the Company owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with the Company's business.  Except as set forth in the Company Schedules or EDGAR filings, no third party has any right to, and the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of the Company or any material portion of its properties, assets, or rights.

Section 2.09   Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, except as set forth in the Company's EDGAR filings.  The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality, or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.10  Contracts.  Except as otherwise set forth in the Company Schedules or the EDGAR filings:

(a)           The Company is not a party to, and its assets, products, technology and properties are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which the Company is a party or by which its properties are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c)           The Company is not a party to or bound by, and the properties of the Company are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of the Company; and

 (d)           Except as included or described in the Company Schedules, EDGAR filings or reflected in the most recent Company balance sheet, the Company is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on thirty (30) days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which the Company is a primary obligor all of which are reflected in the Company balance sheet, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of Ten Thousand Dollars ($10,000) in the aggregate; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of the Company.

Section 2.11  Material Contract Defaults.  The Company is not in default in any respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of the Company and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which the Company has not taken adequate steps to prevent such a default from occurring.

Section 2.12  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets or operations are subject.

Section 2.13   Governmental Authorizations.  The Company has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal, provincial and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (excluding authorizations, approvals and/or consents relating to the acquisition by the Company of Rare and the License, which the Company makes no representations in connection with).

Section 2.14  Compliance With Laws and Regulations.  To the best of its knowledge, the Company has complied with all applicable statutes and regulations of any federal, provincial, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability.  This compliance includes, but is not limited to, the filing of all reports, filings and schedules to date with federal, provincial and state securities authorities.

Section 2.15  Approval of Agreement.  The Board of Directors of the Company will authorize the execution and delivery of this Agreement by the Company and approve this Agreement and the transactions contemplated hereby prior to the Closing Date.

Section 2.16  Material Transactions or Affiliations.  Except as disclosed herein, in the EDGAR filings or in the Company Schedules, there exists no contract, agreement or arrangement between the Company and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by the Company to own beneficially, five percent (5%) or more of the issued and outstanding Common Stock of the Company and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor five percent (5%) shareholder of the Company has, or has had since inception of the Company, any known interest, direct or indirect, in any such transaction with the Company which was material to the business of the Company.  The Company has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.17  The Company Schedules.  No later than 10 days from the execution of this Agreement, the Company will deliver to Rare the following schedules, which are collectively referred to as the "Company Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of the Company to be complete, true, and accurate in all material respects as of the date of this Agreement:

(a)           a certified list from the Company’s Transfer Agent setting forth the name and address of each shareholder of the Company together with the number of shares owned by him, her or it;

(b)           a schedule listing any and all federal, provincial, state and local tax identification numbers of the Company and containing complete and correct copies of all federal, provincial, state and local tax returns filed by the Company;

(c)           a schedule containing complete, correct and file stamped copies of the Bylaws, Articles of Incorporation or similar organizational documents of the Company in effect as of the date of this Agreement; and

(d)           a schedule setting forth any other information, together with any required copies of documents, required to be disclosed by the Company.  Any fact known to be, or to the best knowledge of the Company after reasonable investigation, reasonably believed to be, contrary to the representations, covenants, and warranties made in Article II are required to be disclosed in the Company Schedules pursuant to this Section 2.17(d).

The Company shall cause the Company Schedules and the instruments and data delivered to Rare hereunder to be promptly updated after the date hereof up to and including the Closing Date to include any material changes in such information not otherwise provided to Rare in writing.

Section 2.18   Valid Obligation.  This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 2.19   Reporting Requirements of the Company.  The Company is subject to the reporting and filing requirement of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company is not aware of any deficient or outstanding filings or comments with the Securities and Exchange Commission as of the date of this Agreement in connection with any of its filing requirements, except as set forth in the EDGAR filings.

Section 2.20  Quotation on the Over-The-Counter Bulletin Board.  The Company’s Common Stock is quoted on the Over-The-Counter Bulletin Board under the symbol “SIBN” and the Company will retain such quotation on the Over-The-Counter Bulletin Board following the Closing of the transactions contemplated herein.

ARTICLE III

PLAN OF EXCHANGE

Section 3.01  The Exchange.

(a)  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Rare and the Rare Shareholders shall accept the Exchange Offer described herein and shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the shares of Rare set forth herein, in the aggregate constituting no less than One Hundred Percent (100%) of the issued and outstanding shares of Rare to the Company at the Closing.

(b)           The Company shall accept the Exchange Offer, and shall, on the terms and conditions set forth in this Agreement, issue the Rare Shareholders an aggregate of 65,200,000 shares of the Company’s common stock (the “Shares”) in consideration for One Hundred Percent (100%) of the ownership interests of Rare.

Section 3.02  Closing.  The closing (“Closing”) of the transaction contemplated by this Agreement shall occur automatically, and without any further required action from either Party, upon the satisfaction of the Closing Conditions (described below) which date shall in no event be later than May 11, 2011, unless such date is extended in writing by the mutual consent of all Parties (the "Closing Date").

(a)           The following “Closing Conditions” shall have occurred, or have been waived by Rare and the Company in writing, prior to the Closing Date:

(i)           The Exchange shall have been approved, and Shares delivered in accordance with Section 3.01.  The Board of Directors of the Company shall have approved the transactions contemplated by this Agreement;

 (ii)           Rare shall have obtained an audit of its operations and pro forma financial information as required by Form 8-K and Regulation S-X of the Securities Act of 1933, as amended, in acceptable form to the Company (the “Audit”);

(iii)           The Company shall have complied with all of the requirements of Article VI, below; and

(b)           Promptly following Closing, the following will occur:

(i)           The Rare Shareholders shall surrender the certificates evidencing One Hundred Percent (100%) of the shares of Rare, duly endorsed with Medallion Guaranteed stock powers or notarized signatures of the holders thereof so as to make the Company the sole owner thereof;

(ii)           Rare shall supply the Company with Minutes of the Board of Directors of Rare approving and consenting to this Agreement and the transactions contemplated herein;

(iii)           The Company will issue and deliver Shares in the name of the Rare Shareholders, pro rata with their ownership of Rare, in accordance with this Agreement, and the Rare Shareholders shall accept the Shares subject in all cases to the Voting Requirements (defined below); and

(iv)           The Company and Rare shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.03  Tradability of Shares. The Shares to be issued to the Rare Shareholders have not been registered under the 1933 Act, nor registered under any state securities law, and are "restricted securities" as that term is defined in Rule 144 under the 1933 Act.  The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from registration under the 1933 Act. The Shares will bear the following restrictive legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER:  i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING REQUIREMENTS AS SET FORTH IN A SHARE EXCHANGE AGREEMENT BETWEEN CERTAIN PARTIES INCLUDING THE HOLDER OF THIS CERTIFICATE AND THE COMPANY, WHICH REMAINS IN EFFECT UNTIL MAY 11, 2012, A COPY OF WHICH IS MAINTAINED AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS.”

Section 3.04  Termination.

(a)           This Agreement may be terminated by either the Board of Directors of the Company, Rare or the Rare Shareholders at any time prior to the Closing Date if:

(i)           there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such Board of Directors or shareholders, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange;

(ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such Board of Directors or shareholders, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange; or

In the event of termination pursuant to this paragraph, no obligation, right or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

No revenue ruling or opinion of counsel will be sought as to the tax-free nature of the subject Exchange and such tax treatment is not a condition to Closing herein.

ARTICLE IV

SPECIAL COVENANTS

Section 4.01  Access to Properties and Records.  The Company and Rare will each afford to the officers and authorized representatives of the other reasonable access to the properties, books and records of the Company or Rare, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or Rare, as the case may be, as the other shall from time to time reasonably request.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and each party hereto shall cooperate fully therein.  No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.  In order that each party may investigate as it may wish the business affairs of the other, each party shall furnish the other during such period with all of such information and copies of such documents concerning the affairs of it as the other party may reasonably request, and cause its officers, employees, consultants, agents, accountants, and attorneys to cooperate fully in connection with such review and examination, and to make full disclosure to the other parties all material facts affecting its financial condition, business operations, and the conduct of operations.

Section 4.02  Delivery of Books and Records and Bank Accounts.  At the Closing, Rare shall deliver to the Company copies of the corporate minute books, books of account, contracts, records, and all other books or documents including the bank accounts of Rare and the Subsidiary now in the possession of Rare or its representatives.

Section 4.03  Third Party Consents and Certificates.  The Company and Rare agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04  Actions Prior to Closing.

(a)           From and after the date of this Agreement until the Closing Date and except as set forth in the Company Schedules or the Group Company Schedules, or as permitted or contemplated by this Agreement, the Company and Rare, respectively (subject to paragraph (b) below), will each:

(i)           carry on its business in substantially the same manner as it has heretofore;

(ii)           maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii)           maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv)           use good faith efforts to perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v)           use its good faith efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi)           fully comply with and perform in all material respects all obligations and duties imposed on it by all federal, provincial and state laws and all rules, regulations, and orders imposed by federal, provincial or state governmental authorities.

(b)           From and after the date of this Agreement until the Closing Date, neither the Company nor Rare will:

(i)           make any changes in their Certificates of Incorporation or Bylaws, except as otherwise provided in this Agreement;

(ii)           take any action described in Section 1.07 in the case of Rare, or in Section 2.07, in the case of the Company (all except as permitted therein or as disclosed in the applicable party's schedules);

(iii)           enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv)           sell any assets or discontinue any operations, sell any shares of capital stock (other than as contemplated in this Section 4.04) or conduct any similar transactions other than in the ordinary course of business.

Section 4.05   Indemnification.

(a)           Indemnification of the Company.  Subject to the terms and conditions of this Section 4.05(a), Rare and the Rare Shareholders agree to jointly and severally, indemnify, defend and hold harmless the Company, its respective affiliates, its respective present and former directors, officers, shareholders, employees, attorneys and agents and its respective heirs, executors, administrators, successors and assigns (the “Company Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any Company Indemnified Person, arising out of or resulting from, directly or indirectly:

(i)           the inaccuracy of any representation or breach of any material warranty of Rare or the Rare Shareholders contained in or made pursuant to this Agreement which was not disclosed to the Company in writing prior to the Closing;

(ii)           the breach of any material covenant or agreement of  Rare or the Rare Shareholders contained in this Agreement; or

(iii)           any claim to fees or costs for alleged services by a broker, agent, finder or other person claiming to act in a similar capacity at the request of  Rare or the Rare Shareholders in connection with this Agreement;

provided, however, that  Rare and the Rare Shareholders shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by the Company, of any of its obligations under this Agreement or from the Company’s gross negligence, fraud or willful misconduct.  The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

(b)           Indemnification of Rare.  Subject to the terms and conditions of this Section 4.05(b), from and after the Closing, the Company agrees to indemnify, defend and hold harmless Rare, its respective affiliates, its respective present and former directors, officers, shareholders, employees, attorneys and agents and its respective heirs, executors, administrators, successors and assigns and the Rare Shareholders (the “Rare Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any Rare Indemnified Person, arising out of or resulting from, directly or indirectly:

(i)           the inaccuracy of any representation or breach of any material warranty of the Company contained in or made pursuant to this Agreement which was not disclosed to Rare in writing prior to the Closing;

(ii)           the breach of any material covenant or agreement of the Company contained in this Agreement; or

(iii)           any claim to fees or costs for alleged services rendered by a broker, agent, finder or other person claiming to act in a similar capacity at the request of the Company in connection with this Agreement;

provided, however, that the Company shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by Rare or the Rare Shareholders of their obligations under this Agreement or from Rare’s or any Rare Indemnified Persons’ gross negligence, fraud or willful misconduct.  The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

Section 4.06  Indemnification of Subsequent Corporate Actions. Rare hereby represents and warrants that it will indemnify and hold harmless any officer, director, controlling shareholder, attorney, agent or representative of the Company, or any other person affiliated with the Company, from any decisions, activities, or conduct of the Company subsequent to the Closing Date of the transactions contemplated by this Agreement.

Section 4.07  Board of Directors of the Company.  The Rare Shareholders each confirm, agree, represent and warrant to the Company and its Directors, that (collectively the "Voting Requirements"):

(a)           such Rare Shareholders shall not vote the Shares which he, she or it holds for (i.e. in favor of) the removal of any of the Directors of the Company for one (1) year following the date of the Closing (the "Director Term");

(b)           such Rare Shareholders shall not transfer, assign, hypothecate, sell or otherwise transfer any of the Shares, unless such transferee, assignee or other party agrees to the terms and conditions of this Section 4.07 during the Director Term.  Any proposed transfer, assignment or other transfer not consistent with this Section 4.07(b) shall be considered null and void;

(c)           each Rare Shareholder agrees that in the event of any shareholder vote of the Company (either by Board Meeting, a Consent to Action with Meeting, or otherwise) relating to the removal of the Directors; the re-election of the Directors; and/or the increase in the number of directors of the Company during the Director Term that such Rare Shareholder will vote its Shares against the removal of the current Directors; for the re-election of such current Directors; and/or vote against the increase in the number of Directors of the Company, without the consent of a majority of the Company's current Directors, respectively; provided that

(d)           in the event that the Directors breach their fiduciary duty to the Company, including, but not limited to such Director’s conviction of an act or acts constituting a felony or other crime involving moral turpitude, dishonesty, theft or fraud; such Director’s gross negligence in connection with their service to the Company as a Director and/or in any executive capacity which they may hold; and/or if such Rare Shareholder becomes aware of information which would lead a reasonable person to believe that such Director has committed fraud or theft from the Company, or a violation of the Securities laws  (each a “Breach of Fiduciary Duty”), this Voting Requirement shall not apply, and such Rare Shareholder may vote the Shares as it sees fit.

(e)           The Rare Shareholders agree that any attempted vote of the Shares by such Rare Shareholder, except pursuant to this Section 4.07 during the Director Term shall be null and void.

(f)            For the sake of clarity and in an abundance of caution, the Rare Shareholders agree and confirm that during the Director Term they shall have no right to appoint any Directors to the Company or affect any changes in the Company's current Directors.

(g)           The Voting Requirements are an integral and bargained for term and provision of this Agreement and shall remain in full force and effect and be enforceable against such Rare Shareholders following the Closing, the consummation of the transactions contemplated by this Agreement, and during the Director Term.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01  Ownership of Rare.  Prior to the Closing Date, the Rare Shareholders shall have demonstrated to the Company, with evidence reasonably satisfactory to the Company, that the Rare Shareholders are the owners of One Hundred Percent (100%) of the outstanding securities of Rare.

Section 5.02  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Rare and the Rare Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Rare and the Rare Shareholders shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Rare or the Rare Shareholders prior to or at the Closing.  The Company shall be furnished with a certificate, signed by a duly authorized executive officer of Rare and dated the Closing Date, to the foregoing effect.

Section 5.03  Officer's Certificate.  The Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Rare to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Rare threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Group Company Schedules, by or against Rare, which might result in any material adverse change in any of the assets, properties, business, or operations of Rare.

Section 5.04  No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material change in the financial condition, business, or operations of Rare nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable by the Company in its reasonable discretion.

Section 5.05  Approval by Rare.  The Exchange shall have been approved, and Shares delivered in accordance with Section 3.01, by Rare and the Rare Shareholders.  The Board of Directors of Rare shall have approved the transactions contemplated by this Agreement.

Section 5.06  No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.07  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company and Rare after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.08  Audit.  Rare shall have obtained an Audit in acceptable form to the Company.

Section 5.09  Directors.  The Directors of Rare shall appoint Directors as designated by the Company and resign as Directors of Rare.

Section 5.10  Assurances.  Unless otherwise agreed by the parties, the Group Company will:

(a) not create, allot, issue, acquire, repay or redeem any charter or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

(b) operate its business in the usual way so as to maintain that business as a going concern;

(c) not acquire or dispose of, or agree to acquire or dispose of, any revenues, assets, business or undertakings except in the usual course of its business or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the usual course of its business;

(d) not declare, pay or make a dividend or distribution;

(e) not pass a shareholders' resolution, other than as set out in this Agreement;

(f) not create, or agree to create or amend, an encumbrance over any licences, property or assets owned by it;

(g) not grant any options or other rights to subscribe for or acquire shares or other securities in their charter or loan capital;

(h) not act (or omit to act) in a manner which might cause or result in any licence, consent, or approval or concession held by it to be amended or revoked;

(i) not make any material change in the nature or organisation of its business;

(j) comply with all of its contractual, statutory and regulatory obligations;

(k) not enter into a long-term, onerous, unusual or material agreement, arrangement or obligation;

(l) not amend or terminate a material agreement, arrangement or obligation to which it is a party or terminate any contract or commitment which is not capable of being terminated without compensation or which is not in the ordinary course of business;

(m) not enter into, amend or terminate a contract (including a series of related contracts) involving capital expenditure in excess of USD $100,000 (one hundred thousand US Dollars), except with the agreement of the Company;

(n) not compromise or settle litigation or arbitration proceedings or any action, demand or dispute or waive a right in relation to litigation or arbitration proceedings;

(o) not release, discharge or compound any liability or claim;

(p) conduct its business in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction; and

(q) co-operate with the Company to allow the Company and its agents access to, and to take copies of, the books and records of each Group Company including, without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, intellectual property, supplier lists and customer lists in the possession or control of each Group Company.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF
RARE AND THE RARE SHAREHOLDERS

The obligations of Rare and the Rare Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company and shall have satisfied all conditions set forth herein prior to or at the Closing.  Rare shall have been furnished with certificates, signed by duly authorized executive officers of the Company and dated the Closing Date, to the foregoing effect.

Section 6.02  Officer's Certificate.  Rare shall have been furnished with certificates dated the Closing Date and signed by the duly authorized executive officer of the Company, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement  or, to the extent not disclosed in the Company Schedules, by or against the Company, which might result in any material adverse change in any of the assets, properties or operations of the Company.

Section 6.03 No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any change in the financial condition, business or operations of the Company nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable by Rare or the Rare Shareholders.

Section 6.04  No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company and Rare after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VII
MISCELLANEOUS

Section 7.01  No Bankruptcy and No Criminal Convictions.  None of the Parties to this Agreement, or their officers, directors or affiliates, promoters, beneficial shareholders or control persons, nor any predecessor thereof have been subject to the following (unless otherwise disclosed in the Group Company Schedules or Company Schedules):

(a)	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer within the past ten (10) years;

(b)	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(d)
Being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the “SEC”) or the Commodity Futures Trading Commission to have violated a federal, provincial or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 7.02  Broker/Finder’s Fee.  No broker’s or finder’s fee will be paid in connection with the transaction contemplated by this Agreement other than fees payable to persons registered as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934.  The Company and Rare agree that, except as set forth herein and on Schedule 7.02 attached hereto, there were no brokers or finders involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  The Company, and Rare, each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.03   Governing Law and Arbitration.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder.  All controversies, disputes or claims arising out of or relating to this Agreement shall be resolved by binding arbitration.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  All arbitrators shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an “expert” with respect to such subject matter. The governing law for the purposes of any arbitration arising hereunder shall be in Clark County, Nevada.  The prevailing party shall be entitled to receive its reasonable attorney’s fees and all costs relating to the arbitration.  Any award rendered by arbitration shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction.

Section 7.04  Notices.  Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the parties at the following addresses or facsimile numbers:

If to the Company:	Attn: David Zaikin
330 Madison Avenue, 6th Floor
New York, New York 10017
Phone: (212) 302-3431
Fax: (416) 913 1713

With copies to:	David M. Loev, Esq.
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Phone: (713) 524-4110
Fax: (713) 524-4122

If to Rare, to:	Rare Minerals Corporation
Attn: Iliya Aharon
99-19 66 Road, Unit 4D
Rego Park, New York 11374

or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or registered or certified mail, three business days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the next business day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid.

Section 7.05   Attorney's Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.06  Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others (which information shall include the existence of this Agreement and the transactions contemplated herein), except (i) to the extent such data or information is published, is a matter of public knowledge (through no fault or action of the Party holding such information on behalf of the other Party), or is required by a court of competent jurisdiction to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.  Rare further agrees and consents to the disclosure by the Company of any material information regarding Rare which the Company or its counsel deems necessary for disclosure in the Company’s public filings on EDGAR in connection with the Company’s current or periodic report filings.  The Company shall not be required to obtain the prior consent of Rare to publicly disclose such information.

Section 7.07  Publicity.  Prior to or after the Closing of the transaction contemplated herein, any announcement, or press or news release by Rare or its shareholders, employees, officers, directors, or agents shall be reviewed and approved by the Company prior to its release, subject to any requirements of law. The Company shall be allowed to make any announcements relating to this Agreement or the transactions contemplated herein, and shall be allowed to file this Agreement and any exhibits or related agreements as may be required pursuant to the Company’s public reporting obligations with the Securities and Exchange Commission, subject to prior approval by Rare, which approval shall not be unreasonably withheld. Prior to the Closing and prior to the Closing Date, Rare shall make no announcements relating to this Agreement, the Company or the transactions contemplated herein without the prior written consent of the Company, which approval will not be unreasonably withheld.

Section 7.08  Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement and Rare and the Rare Shareholders are deemed to have knowledge of the information set forth in the Company's EDGAR filings.

Section 7.09  Third Party Beneficiaries.  This contract is strictly between the Company and Rare, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.10  Expenses.  The Company and Rare each hereto agree to pay their own costs and expenses incurred in negotiating this Agreement including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby, and those costs and expenses incurred in consummating the transactions described herein.

Section 7.11  Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, term sheets, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.12  Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two (2) years.

Section 7.13  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.14  Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.15  Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its reasonable best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 7.16  Remedies.  The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate.  As such, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other Party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such Party might be entitled.

Section 7.17  Construction.  The Parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Parties hereto.  In this Agreement, the word “include”, “includes”, “including” and “such as” are to be construed as if they were immediately followed by the words, without limitation.

Section 7.18   Severability.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

Section 7.19  Headings; Gender.  The paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.  All references in this Agreement as to gender shall be interpreted in the applicable gender of the Parties.

Section 7.19  Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed or scanned and emailed to another Party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

SIBERIAN ENERGY GROUP INC.

By: /s/ David Zaikin
Its: Director
Printed Name: David Zaikin

RARE MINERALS CORPORATION

By: /s/ Iliya Aharon
Its: Director
Printed Name: Iliya Aharon

RARE SHAREHOLDERS:
(Agreeing to the terms and conditions of the Agreement, including, but not limited to, the representations set forth in Section 1.21 and the Voting Requirements described above).

/s/ Jonathan P. Rosen, President
The Abner Rosen Foundation, Inc.
2,800,000 Shares

/s/ Jonathan P. Rosen
Jonathan P. Rosen
2,800,000

/s/ Norman H. Brown, Jr., Managing Member
Ferris Hill LLP
900,000

/s/ Mikhail Frayman
Mikhail Frayman
100,000

/s/ Ilya Aharon
Ilya Aharon
2,200,000

/s/ Yohanan Aharon
Yohanan Aharon
1,600,000

/s/ Ioulia Chipilevskaia
Ioulia Chipilevskaia
2,200,000

/s/ Rosa Shimonov
Rosa Shimonov
2,000,000

/s/ Polina Matsuleva
Polina Matsuleva
4,400,000

/s/ Valeria Zagourski
Valeria Zagourski
3,600,000

/s/ Liudmila Radziminskaya
Liudmila Radziminskaya
1,600,000

/s/ Olga Yulanova
Olga Yulanova
3,100,000

/s/ Yury Kolomiets
Yury Kolomiets
3,300,000

/s/ Donatina Cordone
Donatina Cordone
100,000

/s/ Oksana Danylych
Oksana Danylych
1,900,000

EXHIBIT A
TYPE OF OWNERSHIP FORM

(CHECK ONE):

INDIVIDUAL OWNERSHIP (one signature required)

_____	TRUST (please include name of trust, name of trustee, and date trust was formed and copy of the Trust Agreement or other authorization)

_____	PARTNERSHIP (please include a copy of the Partnership Agreement authorizing signature)

CORPORATION (please include a certified corporate resolution authorizing signature)

________________________________________________________________________
Please print here the exact name (registration)
Such Rare Shareholder desires to appear in the records of the Company.

________________________________________________________________________
Please print here the exact address
 Such Rare Shareholder desires to appear in the records of the Company.

________________________________________________________________________
If interest payments are to be made to an address other than that shown above (i.e., a brokerage account), please print here such address and account designation.

Signature:

By: _________________________

Printed Name: ______________________

If on behalf of Entity:

Entity Name: ___________________

Signatories Position with Entity: ___________________

Beneficial Owner of Shares Owned by Entity: _____________________

Address: ____________________________________________________________
Tax Id Number: ______________________________
Telephone Number:  (          ) - _____ - _______